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EXHIBIT (h)(4)

                      FORM OF SUB-ADMINISTRATION AGREEMENT.

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                                     FORM OF
                          SUB-ADMINISTRATION AGREEMENT

      THIS AGREEMENT is made as of July 1, 2004 by and between BOK INVESTMENT ADVISERS, INC., an Oklahoma corporation (the "Administrator"), and BISYS Fund Services Ohio, Inc., an Ohio corporation (the "Sub-Administrator" or "BISYS").

      WHEREAS, American Performance Funds, a Massachusetts business trust (the "Trust"), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares");

      WHEREAS, the Trust has entered into an Agreement under which the Administrator acts as the administrator of the Trust dated July 1, 2004 (the "Administration Agreement"); and

      WHEREAS, the Administrator desires to retain the Sub-Administrator to provide, and the Sub-Administrator is willing to provide, management and administrative services to such series of the Trust as the Administrator and the Sub-Administrator may agree on ("Portfolios") and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Administrator and the Sub-Administrator hereby agree as follows:

      ARTICLE 1. Retention of the Sub-Administrator. The Administrator hereby retains the Sub-Administrator to act as the Sub-Administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in Article 2 below. The Sub-Administrator hereby accepts such employment to perform the duties set forth below.

      The Sub-Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Administrator or the Portfolios in any way and shall not be deemed an agent of the Trust.

      ARTICLE 2. Administrative Services. The Sub-Administrator shall perform or supervise the performance by others of certain administrative services in connection with the operations of the Portfolios, and, on behalf of the Administrator, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Sub-Administrator shall provide the Trustees of the Trust (the "Board") with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. At the request of the Board, the Sub-Administrator shall make reports to the Board concerning the performance of its obligations hereunder.

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      Without limiting the generality of the foregoing subject to the oversight of the Administrator, the Sub-Administrator shall:

            i. Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an authorized person (designated on the list of authorized persons approved by the Board), including administration of trustee and vendor fees and compensation on behalf of the Trust; and compute the Trust's yields, total return, expense ratios, portfolio turnover rate, and if required, average dollar-weighted maturity, as appropriate;

            ii. Assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

            iii. Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the Shares with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

            iv. Coordinate and prepare, with the assistance and approval of the Trust's investment adviser, counsel, officers and independent auditors, drafts of communications to shareholders of record of the Trust ("Shareholders"), including the annual report to Shareholders; the semi-annual report to Shareholders; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust's Form N-SAR; and file all required notices pursuant to Rule 24f-2;

            v. Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the meeting of Shareholders, if held;

            vi. Coordinate with the transfer agent with respect to the payment of dividends and other distributions to Shareholders;

            vii. Calculate performance data of the Portfolios for dissemination to no more than fifteen (15) information services covering the investment company industry;

            viii.   Prepare and file the Trust's tax returns;

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            ix.     Assist with the layout and printing of prospectuses and
                    assist with and coordinate layout and printing of the Portfolios semi-annual and annual reports to Shareholders;

            x. Assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Portfolios;

            xi. Make available individuals reasonably acceptable to the Trust's Board of Trustees to serve as officers of the Trust in ministerial or administrative capacities relevant to Sub-Administrator's services and those of its affiliates, except as otherwise provided in this Agreement, and subject to the provisions of Schedule B (Supplemental Provisions) and the BISYS Policies referred to therein;

            xii. Assist in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with Rules 17g-1 and 17d-1 under this 1940 Act at the expense (except as otherwise provided in the Agreement) of the Administrator or the Trust and file the fidelity bonds and any notices with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

            xiii. Monitor and advise the Trust and its Portfolios on the regulated investment company status of the Trust under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

            xiv. Maintain corporate records for the Trust including, but not limited to, minute books, the Declarations of Trust and By-Laws of the Trust;

            xv. Assist in developing portfolio compliance procedures for each Portfolio, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Portfolio's investment objective, defined investment policies and restrictions, tax diversification, distribution and income requirements, and applicable laws and regulations, provided such are determinable based upon the Portfolio's accounting records;

            xvi. Coordinate the implementation of service arrangements covered by Shareholder Service Plans adopted by the Board with the financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan;

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                    report to the Board regarding amounts paid under Shareholder
                    Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

            xvii. Provide assistance and guidance to the Administrator with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Trust and assisting in strategic planning in response thereto; assisting the Administrator and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust pertaining to the Trust in response to such routine or non-routine regulatory matters;

            xviii.  Assist the Administrator in preparing for Board meetings by
                    (i) coordinating Board book production and distribution,
                    (ii) assisting in the preparation of Board agendas, (iii) preparing the relevant sections of the Board materials required to be prepared by BISYS, (iv) assisting in the gathering and coordinating of special materials related to annual contract renewals and approval of Rule 12b-1 plans, for and as directed by the Trustees or fund counsel, and related matters, (v) attending Board meetings, and (vi) performing such other Board meeting functions as shall be agreed by the parties in writing;

            xix. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Administrator shall request and the parties shall agree in writing;

            xx. Assist in filing of the Portfolio's voting records (as approved by the investment adviser) on Form N-PX;

            xxi. File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year;

            xxii. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested;

            xxiii.  Oversee/coordinate payment of Trustee compensation;

            xxiv.   Review proxy statements prepared by Trust counsel;

            xxv. Prepare and file, with the assistance of the Trust's counsel, amendments to the Declaration of Trust as necessary;

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            xxvi.   Prepare, with the assistance of the Trust's counsel,
                    amendments to the By-Laws;

            xxvii. Prepare and file, with the assistance of the Trust's counsel, Form MT-1 for Massachusetts Business Trust;

            xxviii. Prepare and maintain Trust policies and procedures; and

            xxix. Provide, when necessary, consultation in relation to certain other matters, including establishment of seed capital accounts, establishment of foreign custody accounts, foreign tax reclaim matters, and class action lawsuits.

      The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed upon in writing by the parties from time to time.

      ARTICLE 3. Allocation of Charges and Expenses.

      (A) The Sub-Administrator. The Sub-Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Sub-Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers and Trustees of the Trust who are affiliated persons of the Sub-Administrator or any affiliated corporation of the Sub-Administrator; provided, however, that unless otherwise specifically provided, the Sub-Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

      (B) The Trust or the Administrator. The Sub-Administrator shall have no obligation to pay any other expenses of the Trust not otherwise specified herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Sub-Administrator or any affiliated corporation of the Sub-Administrator, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

      ARTICLE 4. Compensation of the Sub-Administrator.

      (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Sub-Administrator pursuant to this Agreement, the Administrator shall pay to the Sub-Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Sub-Administrator monthly. The Administrator shall also reimburse the Sub-Administrator for its out-of-pocket expenses, including, but not limited to, the travel and lodging expenses incurred by officers and employees of the Sub-Administrator required or invited to attend, in connection with their attendance at Board meetings.

      If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Sub-Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Sub-Administrator's compensation for the preceding month shall be made promptly.

      (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

      ARTICLE 5. Limitation of Liability of the Sub-Administrator. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Sub-Administrator" shall include directors, officers, employees and other agents of the Sub-Administrator as well as the Sub-Administrator itself.)

      The Sub-Administrator may apply to the Administrator at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Sub-Administrator's duties, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

      Also, the Sub-Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Sub-Administrator will not be held to have notice of any change of authority of the Administrator or of any officers, employees or agents of the Trust until receipt of written notice thereof from the Administrator.

      ARTICLE 6. Activities of the Sub-Administrator. The services of the Sub-Administrator rendered to the Administrator are not to be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Administrator are or may be or become interested in the Sub-Administrator, as officers, employees or otherwise and that partners, officers and employees of the Sub-Administrator and its counsel are or may be or become similarly interested in the Administrator, and that the Sub-Administrator may be or become interested in the Administrator as a Shareholder or otherwise.

      ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto.

      ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Sub-Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Sub-Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Sub-Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      ARTICLE 9. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

      ARTICLE 10. Indemnification. The Administrator agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or in any way relating to the Sub-Administrator's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to the Sub-Administrator by the Administrator, the Trust, or the investment adviser, fund accountant, or custodian of the Trust; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      The Sub-Administrator shall indemnify, defend, and hold the Administrator harmless from and against any and all Losses resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      ARTICLE 11. Certain Records. The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Administrator on behalf of the Administrator shall be prepared and maintained at the expense of the Sub-Administrator, but shall be the property of the Administrator and will be made available to or surrendered promptly to the Administrator on request.

      In case of any request or demand for the inspection of such records by another party, the Sub-Administrator shall notify the Administrator and follow the Administrator's instructions as to permitting or refusing such inspection; provided that the Sub-Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Administrator has agreed to indemnify the Sub-Administrator against such liability.

      ARTICLE 12. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

      ARTICLE 13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at 3435 Stelzer Road, Columbus, Ohio

43219 or at the last address furnished in writing by the other party to the party giving notice pursuant to this Article.

      ARTICLE 14. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts. The names "American Performance Funds" and "Trustees of American Performance Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "American Performance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

      ARTICLE 15. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      ARTICLE 16. Privacy. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Administrator or the Administrator to the Sub-Administrator, or collected or retained by Sub-Administrator to perform its duties as Sub-Administrator shall be considered confidential information. Sub-Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Sub-Administrator except at the direction of the Trust or the Administrator or as required or permitted by law. Sub-Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Trust. The Administrator represents to Sub-Administrator that the trust has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide Sub-Administrator with a copy of that statement annually.

                                    * * * * *

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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                                  BOK INVESTMENT ADVISERS, INC.

                                                  By: __________________________

                                                  Title: _______________________

                                                  BISYS FUND SERVICES OHIO, INC.

                                                  By:___________________________

                                                  Title:________________________

AGREED AND ACKNOWLEDGED:

AMERICAN PERFORMANCE FUNDS

By: _______________________________

Title: ____________________________

                                   SCHEDULE A

                       TO THE SUB-ADMINISTRATION AGREEMENT
                            DATED AS OF JULY 1, 2004

                      BETWEEN BOK INVESTMENT ADVISERS, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

PORTFOLIOS: This Agreement shall apply to all Portfolios of the Trust either now or hereafter created. The current portfolios of the Trust are set forth below:

                                Equity Fund
                                Small Cap Equity Fund
                                Balanced Fund
                                Growth Equity Fund
                                Bond Fund
                                Intermediate Bond Fund
                                Intermediate Tax-Free Bond Fund
                                Short-Term Income Fund
                                U.S. Treasury Fund
                                Cash Management Fund
                                Institutional Cash Management Fund
                                Institutional U.S. Treasury Fund
                                Institutional Tax-Exempt Money Market Fund*

              (collectively, the "Portfolios").

ASSET-BASED SUB-ADMINISTRATION FEE:

            Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Administrator will pay the Sub-Administrator on the first business day of each month, or at such time(s) as the Sub-Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                  Three one-hundredths of one percent (.03%) of each Portfolio's average daily net assets except for the Institutional Tax-Exempt Money Market Fund.

                  *Notwithstanding the foregoing, the Sub-Administrator's fee for the Institutional Tax-Exempt Money Market Fund, shall be governed by that certain Omnibus Fee Agreement between the Trust and BISYS, dated as of the date hereof. In addition, for the Institutional Tax-Exempt Money Market Fund, certain charges and expenses shall be subject to allocation as set forth in Omnibus Fee Agreement.

MISCELLANEOUS FEES:

            BISYS shall be paid $12,000 annually by the Trust for providing an individual to serve as the Trust's Anti-Money Laundering Reporting Officer. The twelve thousand dollar ($12,000) annual fee shall be waived by BISYS as long as the Compliance Services Agreement between the Trust and BISYS remains in effect.

GENERAL:

            The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. In the event of a termination of this Agreement in accordance with its terms before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

            For purposes of determining the fees payable to the Sub-Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

            The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

            The Sub-Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Sub-Administrator's sole discretion.

TERM:

            Pursuant to Article 7, the term of this Agreement shall commence on July 1, 2004, and shall remain in effect for five (5) years, until June 30, 2009 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover

            Period, as the case may be and may be provided by either the Administrator or the Trust. Notwithstanding anything in this Agreement, this Agreement will terminate immediately upon the termination of the Administration Agreement.

            For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

            Notwithstanding the foregoing, after such termination for so long as the Sub-Administrator, with the written consent of the Administrator, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Sub-Administrator and unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from the Administrator, in addition to the compensation described in this Schedule A, the amount of all of the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to the Administrator and/or its designees of the Administrator's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Sub-Administrator will provide the Administrator with reasonable access to any documents or records remaining in its possession.

            During the Initial Term, if for any reason other than non-renewal, mutual agreement of the parties or "cause," as defined above, the Sub-Administrator is terminated or replaced as Sub-Administrator, or if a third party is added to perform all or a part of the administrative services provided by the Sub-Administrator under this Agreement (excluding any sub-contractors appointed by the Sub-Administrator as provided in Article 8 hereof), then the Administrator shall make a one-time cash payment, as liquidated damages, to the Sub-Administrator equal to the balance due the Sub-Administrator under this Agreement for the lesser of (A) the next six months of the Initial Term or (B) the remainder of such Initial Term, assuming for purposes of calculation of the payment that the fees that would be earned by Sub-Administrator shall be based upon the average net asset values of the Trust and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added; provided, however, that, in the event the Sub-Administrator is terminated or replaced or a third party is added to perform services at any time after June 30, 2009, the Administrator shall not be required to make a liquidated damages payment.

            In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Sub-Administrator is not retained to provide administration services. Under such circumstances, the one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred pursuant to the plan of reorganization or liquidation.

            The parties further acknowledge and agree that, in the event the Sub-Administrator ceases to be retained, as set forth above, (i) a determination of actual damages incurred by the Sub-Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Sub-Administrator for damages incurred and is not intended to constitute any form of penalty.

                                   SCHEDULE B

                       TO THE SUB-ADMINISTRATION AGREEMENT
                            DATED AS OF JULY 1, 2004

                      BETWEEN BOK INVESTMENT ADVISERS, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                         SUPPLEMENTAL SERVICE PROVISIONS

   1. PROVISION OF CERTIFYING OFFICER(S).

   Subject to the provisions of this Section 1 and Section 3 below, BISYS shall make BISYS employees available to the Trust to serve, upon designation as such by the Board, as the Principal Executive Officer and Chief Financial Officer of the Trust or under such other title to perform similar functions, and which are each a Certifying Officer under Sarbanes-Oxley. BISYS' obligation in this regard shall be met by providing appropriately qualified employees of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. BISYS shall select, and may replace, each specific employee that it makes available to serve in the designated capacity as a Certifying Officer, in BISYS' reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

   For so long as BISYS provides a Certifying Officer, the Trust's disclosure and control procedures, (the "Trust DCPs") shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification of Reports by Certifying Officers, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

            i. The Trust shall establish and maintain a Disclosure Controls and Procedures Committee (the "DCP Committee") to evaluate the Trust DCPs in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer, and Chief Legal Officer (if any) and such other individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Reports (or any information from which such information is derived), including the Funds' Other Providers.

            ii. The Trust shall require (a) Service Providers to provide sub-certifications on internal controls, upon which the Certifying Officers may rely in certifying Reports, in form and content reasonably acceptable to the Certifying Officers and consistent with Sarbanes-Oxley, and (b) that such sub-certifications are delivered to the DCP Committee and the Certifying

                  Officers sufficiently in advance of the DCP Committee meeting described in (iii) below.

            iii. The DCP Committee shall (a) establish a schedule to ensure that all required disclosures in any Report, including the financial statements, are identified and prepared in a timeframe sufficient for it to review such disclosures, (b) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and (c) record its considerations and conclusions in a written memorandum sufficient for it to adequately to support conclusions pertaining to Trust DCPs as required by Item 9 of Form N-CSR or other Report. In conducting its review and evaluations, the DCP Committee shall:

                        a. review SAS 70 reports pertaining to BISYS and other service providers to the Trust, ("Service Providers"), if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the Service Providers;

                        b. consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Trust DCPs or internal controls over financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, audit committee, and auditors;

                        c. consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose the facts and circumstances thereof to the Certifying Officers, and the Trust's audit committee and auditors; and

                        d. determine whether there was any change in internal controls over financial reporting that occurred during the Trust's most recent fiscal half-year that has materially affected or is reasonably likely to materially affect, the Trust's internal control over financial reporting.

   A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

   The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Trust's DCPs in accordance with applicable laws.

   2. AML COMPLIANCE OFFICER.

   It is understood that the Trust is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), and is required to comply with the AML Acts and applicable regulations thereunder (collectively, the "Applicable AML Laws").

   Subject to the provisions of this Section 2 and Section 3 below of this Schedule B, BISYS agrees to make available to the Trust a person to serve as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"). BISYS' obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Subject to the relevant terms of the transfer agency or other services agreement under which BISYS provides certain anti-money laundering services to the Trust, the AML Compliance Officer will assist the Trust in operating the written anti-money laundering program adopted by the Board of the Trust and provided to BISYS (the "AML Program"), and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.

   The obligations of BISYS set forth in this Section shall terminate automatically upon any termination of the transfer agency agreement under which BISYS provides transfer agency services to the Trust.

   3. ADDITIONAL PROVISIONS CONCERNING EXECUTIVE OFFICERS.

      It is mutually agreed and acknowledged by the parties that the Certifying Officers and the AML Compliance Officer contemplated under the provisions of this Section 3 of this Agreement will be executive officers of the Trust ("Executive Officers"). In addition, the parties agree that the provisions of Sections 1 - 2 are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Trust upon request. The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

   The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

   In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable AML Laws or Applicable Securities Laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer that is not caused by such Executive Officer or BISYS. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

   Each Executive Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

      Notwithstanding any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable AML Laws or the Applicable Securities Laws, and (b) whenever an employee or agent of BISYS serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of BISYS as an Executive Officer of the Trust.